Exhibit 10.3

CLAWBACK POLICY EFFECTIVE DATE: DECEMBER 11, 2014 LAST REVIEWED: DECEMBER 11, 2014

Purpose:  The Board of Directors of PacWest Bancorp (the “Corporation”) has adopted this clawback policy (the “Clawback Policy”), effective as of December 11, 2014 (the “Effective Date”), to address the repayment, recoupment and forfeiture of certain incentive-based compensation awards and payments under certain circumstances.

Administration:  This Clawback Policy will be administered by the Compensation, Nominating and Governance Committee of the Board of Directors (the “CNG Committee”).  The CNG Committee is authorized, subject to the provisions of this Clawback Policy, to make such determinations and interpretations and to take such actions in connection with this Clawback Policy, including implementing any repayment, recoupment and forfeiture procedures, in each case, as it deems necessary or advisable.  Actions of the CNG Committee pursuant to this Clawback Policy may be taken by the vote of a majority of its members.  The Board of Directors of the Corporation (the “Board”) may, in its sole discretion, at any time and from time to time, administer this Clawback Policy, in which case the Board will have all of the authority and responsibility granted to the CNG Committee herein.  All determinations and interpretations made by the CNG Committee or the Board will be final, binding and conclusive. The CNG Committee shall review and approve this Clawback Policy no less than annually.

Covered Employees:  All Covered Employees (as defined below) are subject to this Clawback Policy.  For purposes of this Clawback Policy, the term “Covered Employee” means any current or former executive officer of the Corporation for purposes of the Securities Exchange Act of 1934, as amended, and any other employee who is designated by the CNG Committee as a Covered Employee for purposes of this Clawback Policy, as in effect from time to time.

Covered Awards:  This Clawback Policy applies to any annual or long-term cash, equity or equity-based incentive or bonus compensation paid, provided or awarded to any Covered Employee on or after the Effective Date (each, a “Covered Award”).

Clawback Events:  For purposes of this Clawback Policy, “Clawback Event” means the occurrence of any of the following events for a Covered Employee:

(i) a restatement of all or a portion of the Corporation’s financial statements; or

(ii) a financial statement, performance goal or metric that was materially inaccurate.  For these purposes, a performance goal or metric includes any goal or metric, including, but not limited to, corporate or business unit financial results and business unit or individual performance goals or metrics, used directly or indirectly to determine whether or not incentive compensation is to be paid, provided or awarded to a Covered Employee (or group of Covered Employees and/or other employees) or to determine the amount of any such compensation.

Determination of Amount Subject to Recoupment, Repayment or Forfeiture.  If the CNG Committee determines, in its sole discretion, that a Clawback Event has occurred, the Committee may require recoupment, repayment and/or forfeiture of the portion of any Covered Award that represents the excess over what would have been paid if such Clawback Event had not occurred as determined by the CNG Committee in its sole discretion.

Notwithstanding anything herein to the contrary, the CNG Committee retains the sole discretion to determine whether, and to what extent, to enforce such recoupment, repayment or forfeiture upon consideration of each situation based on its individual facts and circumstances and may make determinations that are not uniform among the Covered Employees.

Amendment and Termination:  The CNG Committee or Board may terminate this Clawback Policy at any time.  The CNG Committee or Board may also, from time to time, suspend, discontinue, revise or amend this Clawback Policy in any respect whatsoever.  Nothing in this Clawback Policy will be deemed to limit or restrict the Corporation from providing for recoupment, repayment and/or forfeiture of compensation (including Incentive Compensation) under circumstances not set forth in this Clawback Policy.